Exhibit 23.3

Consent of Independent Registered Public Accounting Firm for Amentum Parent Holdings LLC

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2024 Stock Incentive Plan and the Employee Stock Purchase Plan of Amentum Holdings, Inc. of our report dated January 5, 2024, with respect to the consolidated financial statements of Amentum Parent Holdings LLC included in the Amentum Holdings, Inc. Registration Statement on Form 10 (File No. 001-42176) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia
November 8, 2024